================================================================================

                United States Securities and Exchange Commission
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant To Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant    |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_|      Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material Pursuant toss.240.14a-12


                               DIRECT FOCUS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|      No fee required
|_|      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
         (1)      Title of each class of securities to which transaction
                  applies:
         (2)      Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         (4)      Proposed maximum aggregate value of transaction:
         (5)      Total fee paid:
|_|      Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrant statement number, or the Form or Schedule and the date of its filing.
         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:
================================================================================

                               DIRECT FOCUS, INC.
                          -----------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         -------------------------------

To the Stockholders of Direct Focus, Inc.:

         Our annual meeting of stockholders will be held at the Phoenix Inn Suites, 12712 SE 2nd Circle, Vancouver, Washington 98684 on June 10, 2002, beginning at 10:00 a.m. PDT, for the following purposes:

     1.  To elect a board of seven directors, each for a one year term;

     2. To consider and act upon any other matter which may properly come before the annual meeting or any adjournment thereof.

         Only stockholders who held their shares at the close of business on April 12, 2002, the record date, are entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

         All stockholders are cordially invited to attend the annual meeting, at which management will present a review of our operations for the year ended December 31, 2001. Whether or not you plan to attend the annual meeting, please sign and promptly return the enclosed proxy card, which you may revoke at any time prior to its use. A prepaid, self-addressed envelope is enclosed for your convenience. Your shares will be voted at the annual meeting in accordance with your proxy.

                                By Order of the Board of Directors

                                /s/ ROD W. RICE
                                --------------------------------------------
                                ROD W. RICE
                                Chief Financial Officer, Treasurer and Secretary
Vancouver, Washington
April 26, 2002

                               DIRECT FOCUS, INC.
                              1400 NE 136th Avenue
                           Vancouver, Washington 98684
                        ---------------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held On June 10, 2002
                        ---------------------------------

GENERAL

         Our Board of Directors is furnishing this proxy statement and the accompanying Annual Report to Stockholders, notice of annual meeting and proxy card in connection with its solicitation of proxies for use at our 2002 Annual Meeting of Stockholders or any adjournment thereof. The annual meeting will be held on June 10, 2002, beginning at 10:00 a.m., Pacific Daylight Time at the following location:

                  Phoenix Inn Suites
                  12712 SE 2nd Circle
                  Vancouver, Washington 98684

         We are bearing all expenses associated with this solicitation. Our officers or regular employees, without additional remuneration, may follow this written proxy solicitation with personal solicitation of stockholders in person or by telephone or facsimile transmission. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. We reserve the right to retain an outside proxy solicitation firm, the expense of which we estimate will not exceed $10,000.

         Our Board of Directors has designated the two persons named on the enclosed proxy card, Brian R. Cook and Rod W. Rice, to serve as proxies in connection with the annual meeting. These proxy materials and the accompanying Annual Report to Stockholders are being mailed on or about April 26, 2002 to our stockholders of record on April 12, 2002.

REVOCABILITY OF PROXIES

         You may revoke any proxy you execute at any time prior to its use at the annual meeting by:

     o   delivering written notice of revocation to our Secretary;
     o   delivering an executed proxy bearing a later date to our Secretary; or
     o   attending the annual meeting and voting in person.

RECORD DATE

         Our Board of Directors has fixed the close of business on April 12, 2002, as the record date for determining which of our stockholders are entitled to notice of and to vote at the annual meeting. At the close of business on the record date, 35,179,894 shares of our common stock were outstanding and held by 95 shareholders of record.

VOTING; QUORUM

         Each share of common stock outstanding on the record date is entitled to one vote per share at the annual meeting. Stockholders are not entitled to cumulate their votes. The presence, in person or by proxy, of the holders of a majority of our outstanding shares of common stock is necessary to constitute a quorum at the annual meeting.

VOTE REQUIRED TO APPROVE THE PROPOSALS

         If a quorum is present at the annual meeting, the seven nominees who receive the greatest number of votes cast for the election of directors by the shares present and voting in person or by proxy will be elected as directors.

EFFECT OF ABSTENTIONS

         If you abstain from voting, your shares will be deemed present at the annual meeting for purposes of determining whether a quorum is present. Directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will have an effect on the outcome. Therefore, abstention from voting will not affect the outcome of the election.

EFFECT OF BROKER NON-VOTES

         If a broker holds your shares in street name, you should instruct your broker how to vote. If you do not provide voting instructions, the broker will have discretionary voting authority with respect to the election of directors. Broker non-votes are deemed present at the annual meeting for purposes of determining whether a quorum is present. However, broker non-votes are not counted as votes "for" or "against" in the election of directors. Accordingly, broker non-votes will have no effect on the election of directors.

PROXY PROCEDURE

         When a proxy card is properly dated, executed and returned, the shares it represents will be voted at the annual meeting in accordance with the instructions specified in the proxy. If no specific instructions are given, the shares will be voted FOR the election of the director nominees described below. If other matters properly come before the annual meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment with respect to such matters.

                              ELECTION OF DIRECTORS
                                  (Proposal 1)

         In accordance with our amended and restated bylaws, our Board of Directors shall be comprised of no less than five and no more than fifteen directors, with the specific number to be determined by our Board of Directors. By resolution adopted on May 7, 1999, our Board of Directors set the number of directors at seven.

NOMINEES

         At the annual meeting, our stockholders will elect a board of seven directors to serve until the 2003 annual meeting or until their respective successors are elected and qualified. Our Board of Directors has nominated the individuals listed below to serve on our Board. If any nominee is unable or unwilling to serve as a director at the time of the annual meeting, our Board of Directors may provide for a lesser number of directors or designate a substitute. If our Board of Directors designates a substitute, the proxy holders will have the discretionary authority to vote for the substitute. Proxies may not be voted for more than seven nominees.

NAME                             AGE                HAS BEEN A DIRECTOR SINCE
----                             ---                -------------------------

Brian R. Cook                    52                           1986
Kirkland C. Aly                  45                           1996
C. Rowland Hanson                50                           1999
Paul F. Little                   58                           1999
Frederick T. Hull                64                           2001
James M. Weber                   42                           2001
Peter A. Allen                   41                            N/A

         BRIAN R. COOK has served on our Board of Directors and as our Chief Executive Officer since 1986. Mr. Cook received a B.A. in Business Administration, with a major in accounting, from Western Washington University. He is a Certified Public Accountant.

         KIRKLAND C. ALY has served on our Board of Directors since 1996. In 2000, Mr. Aly became an Executive Vice President of Convergent Technology Group, Inc., and continues as a venture partner with Zilkha Capital Partners, LP, a private equity investment company, which he joined in 1999. Previously, Mr. Aly served as Senior Vice President of Webforia, Inc. in 1998 and 1999. Commencing in 1996, Mr. Aly was Executive Vice President of Softbank Content Services, Inc., and subsequently served as Vice President of Worldwide Sales & Marketing at Software Logistix Corporation following its acquisition of Softbank in 1998. From 1994 to 1996, Mr. Aly was the Chief Executive Officer of Atrieva Corporation. Mr. Aly received a B.A. in Communications from Washington State University.

         C. ROWLAND HANSON has served on our Board of Directors since October 1999. Mr. Hanson is founder of C.R.H. & Associates, which provides consulting services in strategic planning. Prior to consulting, Mr. Hanson served as Vice President of Worldwide Marketing at Neutrogena Corporation and Vice President of Corporate Communications at Microsoft. Currently, Mr. Hanson serves on the Board of Directors of Upgrade International and Alpha

Shield, Inc., and on the advisory board of several companies. Mr. Hanson holds a M.B.A. from the Wharton School of Business, University of Pennsylvania and a B.A. from Loyola University.

         PAUL F. LITTLE has served on our Board of Directors since 1999. Mr. Little is a portfolio management advisor, and an active private investor. From 1986 to 1999, he was a principal of Toronto-based merchant bank, Gornitzki, Thompson & Little, and President of GTL Securities, Inc., a Canadian securities dealer. Mr. Little currently serves on the Board of Visitors of the Graziadio School of Business at Pepperdine University. Mr. Little is a chartered accountant and holds a M.B.A. from the University of British Columbia and a B.A. in economics from the University of Toronto.

         FREDERICK T. HULL has served on our Board of Directors since 2001. Mr. Hull, a veteran of 35 years with the Nestle/Carnation Company, is the past President of Nestle Brands Foodservice Company, the foodservice division of Nestle USA. Currently, Mr. Hull serves on the Board of Advisors of the Hotel and Restaurant School of California State Polytechnic University, Pomona, the Advisory Board of the School of Business at the University of Colorado, and is a board advisor to Ontro, Inc. Mr. Hull received a B.S. in Business Administration from the University of Colorado.

         JAMES M. WEBER has served on our Board of Directors since 2001. Mr. Weber became the President and Chief Executive Officer of Brooks Sports, Inc. in April 2001. Brooks Sports, Inc. designs and markets athletic footwear, apparel and accessories. Prior to that, Mr. Weber served as Managing Director of U.S. Bancorp Piper Jaffray in its Seattle Investment Banking office from May 1999 to April 2001. Commencing in 1996, Mr. Weber was Chairman and Chief Executive Officer of Sims Sports, Inc., a leading action sports company. From 1990 to 1996, Mr. Weber was active in a variety of executive positions for The Coleman Company, Inc., including Vice President of Corporate Development, and President of O'Brien International, Inc. Mr. Weber received a M.B.A. from the Tuck School at Dartmouth College and a B.S. from the University of Minnesota.

         PETER A. ALLEN has been nominated as a new director. Mr. Allen is a partner at Technology Partners International, a consulting and technology services firm. Mr. Allen has maintained this position since July 2001. From December 1998 to June 2001, Mr. Allen served as Chairman, President and Chief Executive Officer of Data Dimensions, Inc., an IT consulting firm. Prior to that, Mr. Allen served as Vice President and Chief Operating Officer of Computer Sciences Corporation from 1990 to 1998. Mr. Allen received a B.S. in computer science from the University of Maryland.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During 2001, our Board of Directors held six (6) meetings and took action pursuant to one (1) unanimous written consent. No director while in office attended fewer than 75% of the Board meetings.

         Our Board of Directors had two committees in 2001: an Audit Committee, and a Compensation Committee. The Audit Committee had authority to: (1) make recommendations to the Board of Directors regarding the selection of independent auditors; (2) review the results and scope of audits and other services provided by our independent auditors; and (3) review and evaluate our audit and control functions. In 2001, the Audit Committee met four
(4) times. Directors Paul F. Little, Kirkland C. Aly and James M. Weber serve on the Audit Committee. All members attended at least 75% of the Audit Committee meetings.

         The Compensation Committee is responsible for evaluating the performance and establishing the compensation of our executive officers. No officer or employee who is a director participated in Board deliberations regarding their own compensation. Our non-employee directors serving on the Compensation Committee include Kirkland C. Aly, C. Rowland Hanson, Frederick T. Hull, Paul F. Little, and James M. Weber. In 2001, the Compensation Committee met one (1) time and all members attended the meeting.

         Our Board of Directors did not have a Nominating Committee in 2001. Instead, the full Board of Directors considered and determined nomination issues.

DIRECTOR COMPENSATION

         We pay all of our non-employee directors $500 per day plus travel expenses for each Board meeting they attend in person, and $150 per day for each Board meeting they attend telephonically. On June 4, 2001, our Board of Directors granted to each non-employee director an option to purchase 3,780 shares of our common stock at an exercise price equal to the market price of our common stock at close of trading on the NASDAQ National Market System on the date of grant ($23.02 per share). The options vest fully after one year. Both the shares and price per share are adjusted for the 3 for 2 stock split in August 2001.

         In addition, on January 21, 2002, our Board of Directors granted a $25,000 director fee to Directors Aly, Hanson, and Little, and $12,500 to Directors Weber and Hull for serving for half the year. Directors who are Company employees receive no additional or special remuneration for serving as directors.

BOARD RECOMMENDATION

         Our Board of Directors unanimously recommends a vote FOR each of the nominees named in this proxy statement.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table summarizes certain information regarding the beneficial ownership of our outstanding common stock as of March 28, 2002 by:
(1) each director and director nominee; (2) each executive officer whose name appears in the summary compensation table; (3) all persons that we know are beneficial owners of more than 5% of our common stock; and (4) all directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the common stock listed.

                                                         SHARES
                                                    BENEFICIALLY OWNED
DIRECTORS, EXECUTIVE OFFICERS                ----------------------------------
  AND 5% STOCKHOLDERS(1)                         Number        Percentage(2)
 ------------------------------------------- --------------  ------------------
 American Century Mutual Funds, Inc. (3)        2,899,870            8.3%
      4500 Main Street
      Kansas City, MO 64141
 Sprott Asset Management, Inc. (4)              1,803,232            5.1%
      Suite 3450, South Tower
      Royal Bank Plaza
      Toronto, Ontario M5J 2J2
      Canada
 Brian R. Cook(5)                               1,798,887            5.1%
 Kevin T. Lamar(6)                                 72,204            *
 Randal R. Potter                                 220,105            *
 Rod W. Rice(7)                                   290,135            *
 Kirkland C. Aly                                        -            -
 C. Rowland Hanson(8)                             106,650            *
 Paul F. Little(9)                              1,468,635            4.2%
 Frederick T. Hull                                  1,100            *
 James M. Weber                                         -            -
 Peter A. Allen                                         -            -
 All directors and executive officers
   as a group (9 persons)                       3,957,716           11.2%

 *       Less than 1%.
(1)      The address of all directors and executive officers is our address:
         1400 NE 136th Avenue, Vancouver, Washington 98684.
(2) All percentages have been calculated assuming that 35,075,119 shares of our common stock are issued and outstanding. Shares which the person or group has the right to acquire within 60 days after March 28, 2002 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.
(3) Based on a Schedule 13G filed on February 8, 2002, American Century Mutual Funds has the sole voting power and sole dispositive power with respect to 2,899,870 shares.
(4) Based on a Schedule 13G filed on February 28, 2002, Sprott Asset Management has the sole voting power and sole dispositive power with respect to 1,763,069 shares, and shared voting power and shared dispositive power with respect to 40,163 shares.
(5) Includes 101,250 shares issuable upon the exercise of options and 210,000 shares held in a partnership of which Mr. Cook has sole voting power.
(6)      Includes 37,500 shares issuable upon the exercise of options.

(7)      Includes 21,563 shares issuable upon the exercise of options.
(8)      Includes 103,275 shares issuable upon exercise of options.
(9) Includes 17,010 shares issuable upon the exercise of options, and 553,009 shares held by Westover Investments, Inc., of which Mr. Little is the sole stockholder and director.

All option amounts above reflect the 3 for 2 stock splits paid in August 2000, January 2001, and August 2001.

                               EXECUTIVE OFFICERS

         The following table identifies our current executive officers, the positions they hold and the year in which they began serving in their respective capacities. The Board of Directors elects all officers, who hold office until their respective successors are elected and qualified.

                                                                 Position Held
Name                Age    Position(s) with Direct Focus             Since
----                ---    -----------------------------             -----
Brian R. Cook       52     Chief Executive Officer,                   1986
                           Chairman of the Board
Kevin T. Lamar      40     President                                  2001
Randal R. Potter    35     Chief Operating Officer,                   2000
                           President - Direct Segment
Rod W. Rice         38     Chief Financial Officer,                   1995
                           Treasurer and Secretary

         For information on Brian R. Cook's business background, see "Nominees for Director" above.

         KEVIN T. LAMAR joined Direct Focus, Inc. in 2001 as President. From 1989 to 2000, Mr. Lamar served in a variety of senior management roles for Schwinn/GT Corp., a global leader in bicycles and fitness equipment with annual sales in excess of $350 million. He was instrumental in growing Schwinn/GT's fitness business from $20 million in annual sales to over $100 million in annual sales, and he became President of Schwinn/GT in 1999. From 1987 to 1989, he was Director of Marketing for Bowflex, Inc. (which later became Direct Focus, Inc.). From 1985 to 1987, he played professional football for the Buffalo Bills and San Francisco 49ers in the National Football League. Mr. Lamar received a BA in Economics from Stanford University in 1985.

         RANDAL R. POTTER is Chief Operating Officer and President of the Direct Segment of Direct Focus, Inc. Prior to becoming Chief Operating Officer in September 2000, Mr. Potter was Vice President of Marketing since December 1995. Mr. Potter joined Direct Focus, Inc. in 1991 as Creative Director and Marketing Manager. Mr. Potter, who received his B.S. in Social Science from Washington State University, has been involved in the direct marketing industry since 1986.

         ROD W. RICE joined Direct Focus in 1994 as Controller and was named Chief Financial Officer, Treasurer and Secretary in 1995. Prior to joining Direct Focus, Inc., Mr. Rice was an auditor with Deloitte & Touche LLP. Mr. Rice received his B.S. in Business Administration, with a major in Accounting and Economics, from Portland State University. He is a Certified Public Accountant.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding the compensation we paid to our Chief Executive Officer and other executive officers whose salary and bonus together exceeded $100,000 in fiscal years 2001, 2000 and 1999. These individuals are referred to collectively in this proxy statement as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                          ANNUAL COMPENSATION               COMPENSATION
                                                                                                    ALL OTHER
NAME AND PRINCIPAL                                                     SECURITIES UNDERLYING       COMPENSATION
POSITION                    YEAR        SALARY($)(1)      BONUS($)(2)       OPTIONS(#)(3)            ($)(4)
-----------------------     ----        ------------      -----------       -------------            ------
   Brian R. Cook, Chief     2001           375,000          375,000              -                    4,838
   Executive Officer
                            2000           295,000          295,000              -                    4,437

                            1999           225,000          225,000              -                    3,513


   Kevin T. Lamar,          2001           230,745          189,584           150,000                  -
   President (5)


   Randal R. Potter,        2001           310,000          310,000            37,500                 4,838
   Chief Operating
   Officer & President -    2000           195,000          195,000            33,750                 4,437
   Direct Segment
                            1999           150,000          150,000            22,500                 3,078


   Rod W. Rice, Chief       2001           210,000          210,000            37,500                 4,838
   Financial Officer,
   Treasurer and            2000           160,000          160,000            22,500                 4,437
   Secretary
                            1999           120,000          120,000            22,500                 3,512

(1) In January 2002, the Board of Directors approved salary increases for each of the Named Executive Officers. The 2002 salaries for Messrs. Cook, Lamar, Potter and Rice are $450,000, $375,000, $360,000 and $260,000, respectively.
(2) The Board of Directors has sole discretion in establishing bonus awards. All bonuses awarded in 2001, 2000 and 1999 were in accordance with the performance-based criteria established by the Board of Directors in January 2001, February 2000 and February 1999, respectively.
(3) Options in this schedule reflect the 3 for 2 stock splits paid in August 2000, January 2001 and August 2001.
(4) Represents contributions by the Company under the defined contribution plan.
(5)      Mr. Lamar was hired in 2001.

OPTION GRANTS

         The following table sets forth information concerning stock option grants to the Named Executive Officers during 2001.

                            OPTION GRANTS IN 2001(1)

                                                    INDIVIDUAL GRANTS                              GRANT DATE VALUE
                         ------------------------------------------------------------------------ -------------------
                            NUMBER OF
                            SECURITIES         % OF TOTAL
                            UNDERLYING     OPTIONS GRANTED TO       EXERCISE                           GRANT DATE
                             OPTIONS           EMPLOYEES             PRICE                           PRESENT VALUE
         NAME             GRANTED (#)(2)       IN 2001(3)         ($/SHARE)(4)   EXPIRATION DATE         ($)(5)
------------------------ ----------------- ------------------- ----------------- ---------------- -------------------
Brian R. Cook                   -                 -                  N/A               N/A                N/A

Kevin T. Lamar                150,000            21.7               13.78            1/22/06           1,174,500

Randal R. Potter              37,500              5.4               13.78            1/22/06             293,625

Rod W. Rice                   37,500              5.4               13.78            1/22/06             293,625

(1) The options were granted on January 22, 2001. The options granted to executive officers in 2001 vest in one-fourth increments on each of the first four anniversaries of the grant date.
(2) All option amounts above reflect the 3 for 2 stock splits paid in August 2001.
(3) During 2001, the Board of Directors granted options to purchase a total of 691,650 shares of Direct Focus common stock.
(4) The exercise price per share equaled the closing price of the shares on the grant date. The exercise price may be adjusted only upon the occurrence of specific events that would dilute our share capital.
(5) The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions: (a) all options granted will vest as scheduled; (b) no dividend yield; (c) a risk-free interest rate of 4.4%; and (d) an expected volatility of 67%.

         The following table summarizes the number and value of options exercised by the Named Executive Officers during 2001 and the value of options held by such persons as of December 31, 2001.

                     AGGREGATED OPTION EXERCISES IN 2001 AND
                             YEAR END OPTION VALUES

                                                          NUMBER OF SECURITIES
                         SHARES                          UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                       ACQUIRED ON       VALUE             OPTIONS AT YEAR END      MONEY OPTIONS AT YEAR END($)(3)
                        EXERCISE        REALIZED      ----------------------------   ----------------------------
        NAME            (#)(1)          ($)(2)        EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
        ----            ------          ------        -----------    -------------   -----------    -------------
Brian R. Cook            168,750        2,043,562       101,250               -       3,020,287               -

Kevin T. Lamar                 -                -             -         150,000              -        2,613,000

Randal R. Potter         102,656        1,314,328             -          86,720              -        1,605,753

Rod W. Rice               40,000          969,800        47,188          74,062       1,199,009       1,382,466

(1) All option amounts above reflect the 3 for 2 stock splits paid in August 2000, January 2001, and August 2001.
(2) The value realized is calculated based on the closing price of the Company's common stock as reported by the Nasdaq National Market on the date of exercise minus the exercise price of the option, and does not necessarily indicate that the optionee sold such stock.
(3) The market value of underlying securities is based on the difference between the closing price of the Company's common stock on December 31, 2001 (as reported by Nasdaq National Market) and the exercise price.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         BRIAN R. COOK is employed as our Chief Executive Officer pursuant to an employment agreement (the "Cook Agreement"). Mr. Cook's current salary is $450,000 per year and is subject to increase at the discretion of the Board of Directors. He is also entitled to reimbursement for reasonable out-of-pocket expenses. The Cook Agreement had an initial term of one year, with automatic renewals for subsequent one-year terms. We may terminate the Cook Agreement by providing Mr. Cook with at least six months' notice of such termination. Upon the receipt of such notice, all unpaid salary that would have been paid to Mr. Cook during the remaining term of his employment would become immediately due and payable.

         KEVIN T. LAMAR is employed as our President pursuant to an employment agreement (the "Lamar Agreement"). Mr. Lamar's current salary is $375,000 per year and is subject to increase at the discretion of the Board of Directors. He is also entitled to reimbursement for reasonable out-of-pocket expenses. The Lamar Agreement had an initial term of one year, with automatic renewals for subsequent one-year terms. We may terminate the Lamar Agreement by providing Mr. Lamar with at least six months' notice of such termination. Upon the receipt of such notice, all unpaid salary that would have been paid to Mr. Lamar during the remaining term of his employment would become immediately due and payable.

         RANDAL R. POTTER is employed as our Chief Operating Officer and President of the Direct Segment, pursuant to an employment agreement (the "Potter Agreement"). Mr. Potter's current salary is $360,000 per year and is subject to increase at the discretion of the Board of Directors. He is also entitled to reimbursement for reasonable out-of-pocket expenses. The Potter Agreement had an initial term of one year, with automatic renewals for subsequent one-year terms. We may terminate the Potter Agreement by providing Mr. Potter with at least six months' notice of such termination. Upon the receipt of such notice, all unpaid salary that would have been paid to Mr. Potter during the remaining term of his employment would become immediately due and payable.

         ROD W. RICE is employed as our Chief Financial Officer, Treasurer and Secretary, pursuant to an employment agreement (the "Rice Agreement"). Mr. Rice's current salary is $260,000 per year and is subject to increase at the discretion of the Board of Directors. He is also entitled to reimbursement for reasonable out-of-pocket expenses. The Rice Agreement had an initial term of one year, with automatic renewals for subsequent one-year terms. We may terminate the Rice Agreement by providing Mr. Rice with at least six months' notice of such termination. Upon the receipt of such notice, all unpaid salary that would have been paid to Mr. Rice during the remaining term of his employment would become immediately due and payable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors is composed of Messrs. Aly, Hanson, Hull, Little, and Weber. All members of the Compensation Committee are non-employee, outside directors. Although Mr. Cook, the Company's Chief Executive Officer, served on the Company's Board of Directors in 2001 and participated in compensation discussions, he did not participate in any deliberations or decisions regarding his own compensation.

                        REPORT ON EXECUTIVE COMPENSATION

         The following report of our Board of Directors and Compensation Committee describes the compensation policies and rationale with respect to our executive officers during 2001. The information contained in the report shall not be deemed "soliciting material" or "filed with the SEC," and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that we specifically incorporate such information by reference.

         Our Board of Directors and Compensation Committee administer our executive compensation program. As part of its mandate, the Board is responsible for: (1) determining the most effective overall executive compensation strategy based upon our needs and consistent with stockholder interests; (2) administering our executive compensation program and policies; (3) monitoring our performance and its relationship to executive compensation; and (4) reviewing and making appropriate changes to executive compensation as warranted. The Compensation Committee is responsible for evaluating the performance and establishing the compensation of our executive officers.

COMPENSATION PHILOSOPHY

         The Board's executive compensation program is designed to encourage, compensate and reward employees on the basis of individual and corporate performance, both in the short and long term. Each executive compensation package is comprised of a base salary and an annual incentive bonus tied to corporate performance, and, except for the Chief Executive Officer, is supplemented by long-term incentives in the form of stock options. (Historically, as an executive officer's level of responsibility increases, a greater percentage of total compensation is based on performance, and the mix of total compensation shifts toward stock options.) The Board of Directors believes that this compensation program increases the mutuality of interest between our executive officers and stockholders. In 2001, the Board retained one independent compensation consulting firm to supply the Board and the Compensation Committee with competitive compensation information to facilitate the establishment of executive compensation levels for 2002.

         BASE SALARY. The Board of Directors sets base salaries for its executive officers at levels it believes are competitive with the base salaries paid by leading, comparably sized public corporations in the healthy lifestyle products and retail industry. The Board of Directors approves base salary ranges for our executive officers based on reviews of market data from peer group, industry and national surveys. Within each range, the Board of Directors establishes a base salary for each executive officer based on individual performance, the executive officer's level of responsibility and the importance of the position to us. In 2001, an independent compensation consulting firm was retained to advise the Board concerning wages for the executive officers.

         ANNUAL BONUS. In the first quarter of each year, the Board of Directors establishes target corporate performance goals based on actual earnings per share and other significant factors, such as cash management, strategic business development and personnel management. At the end of each year, the Board of Directors evaluates corporate performance in light of these goals. If we meet or surpass the pre-established performance goals, the Board of Directors generally will award a bonus to each executive officer equal to 100.0% of his base salary. However, the Board of Directors has absolute discretion in awarding annual bonuses and may award greater or lesser annual bonuses to one or more executive officers, whether or not we achieve our performance goals. In 2001, we surpassed our performance goals and each of our executive officers were awarded a 100.0% annual bonus.

         STOCK OPTIONS. Our Board of Directors views stock options as the key long-term element in its performance-based executive compensation program. Our Board of Directors grants stock options to our executive officers based on the Board's estimation of each executive officer's contribution to our long-term growth and profitability. Generally, each stock option granted to an executive officer has an exercise price equal to the market price on the day before the grant date and vests in one-fourth increments over a four-year period. Since 1999, stock options have not been granted to the Chief Executive Officer as he has a substantial ownership interest in Direct Focus giving him long-term performance incentive. See "Option Grants in Last Fiscal Year" for a summary of options granted to our executive officers during 2001.

         OTHER BENEFITS. We also have various broad-based employee benefit plans. Executive officers participate in these plans on substantially the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. We offer a 401(k) plan which allows employees to invest in an array of funds on a pre-tax basis and which provides for employer matching contributions of up to three percent of eligible compensation. We also maintain insurance and other benefits for our employees.

         DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that we can deduct for compensation paid to any of our most highly paid officers in any year. We generally do not expect any of our employee's salary and bonus levels to exceed that limit. However, depending on individual and corporate performance, total compensation for certain executives may be greater than $1,000,000. The limit on deductibility, however, does not apply to performance-based compensation that meets certain requirements. Our current policy is generally to grant stock options that meet those requirements so that we may duly deduct option compensation recognized by an optionee.

2001 COMPENSATION OF CHIEF EXECUTIVE OFFICER

         Except as otherwise described herein, the Compensation Committee generally follows the compensation philosophy adopted by the Board of Directors. The Compensation Committee established Brian R. Cook's 2001 base salary of $375,000 in the same manner as described in "Base Salary" above with respect to all executive officers. Mr. Cook earned a $375,000 annual bonus based on corporate and individual performance as described in "Annual Bonus" above, and as evaluated by the Compensation Committee. No stock options were granted to Mr. Cook during 2001 for the reasons explained in "Stock Options" above.

         The Company incurred royalty expense under an agreement with a stockholder of the Company of $6,786,211 in 2001. The stockholder separately negotiated an agreement in 1992, when the company was privately held, among the stockholder, Brian R. Cook, Chief Executive Officer and Chairman of the Board and a former director of the Company. That separate agreement stipulates that annual royalties above $90,000 would be paid 60% to the stockholder, 20% to Mr. Cook and 20% to the former director. Mr. Cook earned $1,339,242 in 2001 under this agreement.

SUBMITTED BY

THE BOARD OF DIRECTORS:                     THE COMPENSATION COMMITTEE:

     Kirkland C. Aly                             Kirkland C. Aly
     Brian R. Cook                               C. Rowland Hanson
     C. Rowland Hanson                           Paul F. Little
     Paul F. Little                              Frederick T. Hull
     Randal R. Potter                            James M. Weber
     Frederick T. Hull
     James M. Weber

                        REPORT OF THE AUDIT COMMITTEE OF
                            THE BOARD OF DIRECTORS *

         The Audit Committee of the Board of Directors of the Company ("Audit Committee") is comprised of three non-employee, independent directors: Kirkland
C. Aly, Paul F. Little, and James M. Weber. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Committee is responsible for the oversight of the Company's internal accounting and financial reporting process and the review of the audited financial statements of the Company, together with a discussion of pertinent matters with the management of the Company and the Company's independent auditors.

         The Audit Committee acts under a written charter adopted and approved by our Board of Directors. The members of the Audit Committee are "independent," as such term is defined under applicable National Association of Securities Dealers listing standards. The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2001 with management and Deloitte & Touche LLP, the Company's independent auditors. In addition the Audit Committee has discussed and reviewed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, and, with and without management present, discussed and reviewed the results of the independent auditors' audit of the financial statements. Additionally, the Audit Committee has received the written disclosures from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, "Independence Discussion with Audit Committees," as may be modified or supplemented, and has discussed with Deloitte & Touche LLP the auditor's independence.

         Based on the foregoing reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                                      Respectfully Submitted,

                                                      Kirkland C. Aly
                                                      Paul F. Little
                                                      James M. Weber

         * The Report of the Audit Committee shall not be deemed to be "soliciting material" or to be incorporated by reference by any general statement incorporating this Proxy Statement into any filings under either the Securities Act of 1933, as amended, or the Exchange Act of 1934 (together the "Acts"), except to the extent the Company specifically incorporates such report by reference, and further, such Report shall not otherwise be deemed filed under the Acts.

                                PERFORMANCE GRAPH

                                      2001

         Set forth below is a line graph and table comparing the cumulative total stockholder return of our common stock with the cumulative total return of the NASDAQ Index and the Russell 2000 Index of small cap stocks for the period commencing on May 5, 1999 (the date of our initial U.S. public offering) and ending on December 31, 2001. The graph assumes that $100 was invested in our common stock at the initial United States public offering price and each index on May 5, 1999. The comparisons in this table are set forth in response to Securities and Exchange Commission disclosure requirements, and therefore are not intended to forecast or be indicative of future performance of the common stock.



                        [PERFORMANCE GRAPH APPEARS HERE]



                MAY-99    JUN-99    SEP-99    DEC-99    MAR-00    JUN-00    SEP-00    DEC-00    MAR-01    JUN-01    SEP-01    DEC-01
                ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
DFXI           $ 100.0   $ 101.8   $  92.1   $ 135.4   $ 135.7   $ 239.0   $ 219.1   $ 245.6   $ 274.4   $ 521.4   $ 327.6   $ 513.7
NASDAQ         $ 100.0   $ 108.1   $ 110.5   $ 163.7   $ 184.0   $ 159.6   $ 147.8   $  99.4   $  74.1   $  86.9   $  60.3   $  78.5
Russell 2000   $ 100.0   $ 105.8   $  98.8   $ 116.7   $ 124.6   $ 119.6   $ 120.5   $ 111.8   $ 104.1   $ 118.5   $  93.6   $ 112.9

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company incurred royalty expense under an agreement with a stockholder of the Company of $6,786,211 in 2001. The stockholder separately negotiated an agreement in 1992, when the company was privately held, among the stockholder, Brian R. Cook, Chief Executive Officer and Chairman of the Board and a former director of the Company. That separate agreement stipulates that annual royalties above $90,000 would be paid 60% to the stockholder, 20% to Mr. Cook and 20% to the former director. Mr. Cook earned $1,339,242 in 2001 under this agreement.

         In late 2000, we signed an Agreement with U.S. Bancorp Piper Jaffray ("Piper Jaffray") and engaged them to provide investment banking services. One of our directors, Mr. James Weber, served as managing director of investment banking services in the Seattle office of Piper Jaffray until April 2001. Piper Jaffray also provides analyst coverage on our stock.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, as well as persons who own more than 10% of our outstanding common stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of our common stock. Based solely on a review of copies of such forms furnished to us and written representations from executive officers and directors, we believe that, except as described below, all Section 16(a) filing requirements during 2001 were met. Former Director Roger J. Sharp was late in filing two Form 4's. Chief Executive Officer Brian R. Cook was late in filing one Form 4.

                              STOCKHOLDER PROPOSALS

         To be considered for inclusion in our 2003 proxy statement, we must receive all stockholder proposals intended to be presented at our 2003 annual meeting of stockholders at our principal executive office no later than December 17, 2002. Our amended and restated bylaws require stockholders to deliver proposals they intend to present at our 2003 annual meeting to our principal executive office no later than sixty calendar days, and no earlier than ninety calendar days, prior to the first anniversary of our 2002 annual meeting. Such proposals would need to be submitted no later than April 11, 2003 to be considered timely.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We employed Deloitte & Touche LLP as our independent accountants during 2001. There have been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the matter in their report. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting. Each representative will be given the opportunity to make a statement on behalf of their firm if such representative so desires, and each representative will be available to respond to appropriate stockholder questions.

AUDIT FEES

         The aggregate professional fees billed by Deloitte & Touche LLP for professional services rendered in connection with their audit of the Company's financial statements included in the Company's Annual Report on Form 10-K for 2001, as well as for the reviews of the Company's financial statements included in the Company's Quarterly Reports on Form 10-Q during 2001 totalled approximately $158,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         The aggregate fees billed by Deloitte & Touche LLP during 2001 for professional services rendered in connection with the design and implementation of the new financial information system totalled approximately $628,000.

ALL OTHER FEES

         The aggregate fees billed to the Company by Deloitte & Touche LLP during 2001 for all other services aggregated approximately $274,000, as follows:

         ATTESTATION FEES. The aggregate fees billed by Deloitte & Touche LLP during 2001 for matters such as audits of the Company's employee benefits plan, subsidiary audits required for regulatory purposes, due diligence pertaining to acquisitions, and consultation on accounting standards or transactions was approximately $160,000.

         OTHER FEES. The aggregate fees billed by Deloitte & Touche LLP during 2001 for matters such as tax planning and compliance and valuation services was approximately $114,000.

         The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of the Company's principal accountant.

                          TRANSACTION OF OTHER BUSINESS

         As of the date of this proxy statement, the Board of Directors is not aware of any other matters that may come before the annual meeting. The persons named in the enclosed proxy card intend to vote the proxy in accordance with their best judgment if any other matters properly come before the annual meeting.

         Please return the enclosed proxy card as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy card exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to insure that you will be represented at this important meeting.

                                By Order of the Board of Directors

                                /s/ Rod W. Rice
                                ------------------------------------------------
                                Rod W. Rice
                                Chief Financial Officer, Treasurer and Secretary
Vancouver, Washington
April 26, 2002

                               DIRECT FOCUS, INC.

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 10, 2002
        -----------------------------------------------------------------

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 26, 2002, and names, constitutes and appoints Brian R. Cook and Rod W. Rice, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me and in my place and stead to attend the Annual Meeting of the Stockholders of Direct Focus, Inc., to be held at 10:00 a.m. PDT on June 10, 2002, and at any adjournment thereof, and to vote all the shares of common stock held of record in the name of the undersigned on April 12, 2002, with all the powers that the undersigned would possess if personally present.

1.       PROPOSAL 1: Election of Directors
         [_]   FOR all nominees named below (except as marked otherwise below)
         [_]   WITHHOLD AUTHORITY for all nominees named below

         (Instructions: To withhold authority to vote for any individual nominee, strike a line through nominee's name)

                  Kirkland C. Aly        Frederick T. Hull       Peter A. Allen
                  Brian R. Cook          Paul F. Little
                  C. Rowland Hanson      James M. Weber

         OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.

2. Upon such other matters as may properly come before, or incident to the conduct of the annual meeting, the proxy holders shall vote in such manner as they determine to be in our best interests of Direct Focus, Inc. Management is not presently aware of any such matters to be presented for action at the annual meeting.

         Our Board of Directors is soliciting this proxy. If no specific direction is given as to the above item, this proxy will be voted for the nominees named in Proposal 1.

         Please sign below exactly as your name appears on this proxy card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s). If you receive more than one proxy card, please sign and return all such cards in the accompanying envelope.



                                 Dated --------------------------------------

                                 --------------------------------------------
                                 Stockholder (print name)

                                 --------------------------------------------
                                 Stockholder (sign name)

                                 --------------------------------------------
                                 Address

                                 --------------------------------------------
                                 City, State, Zip or Postal Code


                                 I DO [_] DO NOT [_] PLAN TO ATTEND THE MEETING.

                                 The stockholder signed above reserves the right to revoke this proxy at any time prior to its exercise by written notice delivered to our Secretary at our corporate offices at 1400 NE 136th Avenue, Vancouver, Washington 98684, prior to the annual meeting. The power of the proxy holders shall also be suspended if the stockholder signed above appears at the annual meeting and elects in writing to vote in person.